Exhibit 16.2



May 12, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 11, 2006 of Realmark Property Investors Limited Partnership - V and are in agreement with the statements contained in the Form 8-K regarding our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.


                                                      /s/ Rotenberg  & Co., LLP